Exhibit 99.1
www.pplnewsroom.com

Contact:  Dan McCarthy, 610-774-5758

PPL Assigns Executive to Define Company’s Nuclear Strategy

ALLENTOWN, Pa. (July 31, 2007) – PPL Corporation (NYSE: PPL) announced Tuesday (7/31) that Bryce Shriver, who has served as president of the company’s generation operation for three years, will direct development of a comprehensive strategy for PPL’s nuclear power operations.
The company announced in June that it is considering an application for a combined construction and operating license to build a third unit near its Susquehanna nuclear plant in Northeast Pennsylvania. In his new assignment, Shriver will lead that assessment effort and will examine a range of future possibilities for PPL’s nuclear assets.
“Bryce Shriver has 25 years of experience in the commercial nuclear power plant business -- experience that will serve us very well as we further define PPL’s strategic plans for its nuclear operations,” said William H. Spence, PPL chief operating officer. “Bryce will lead a small group within the company and work with external resources to fully assess the best way for PPL to optimize its nuclear power operations.”
Spence said that PPL is convinced that nuclear power plants will be an important part of the U.S. electricity generation mix in the future, maybe even more so than they are today. “This assessment is another important element of our commitment to a systematic identification of growth opportunities that add value for our shareowners,” Spence said.
“We believe that nuclear power will play a role in the effort to address global climate change while ensuring that the U.S. economy has the power it needs for continued prosperity,” said Spence. “PPL has a very good track record in the nuclear power business, so it is natural for us to develop a strategy that takes advantage of our knowledge and on-the-ground experience.”
The assessment will include an examination of the benefits of a third unit at Susquehanna, the possibility of PPL participation in other new nuclear power projects in the United States, the acquisition of existing nuclear plants and a range of joint venture possibilities.
PPL has said it may be interested in constructing a new nuclear unit near Susquehanna, but it will do so only as part of a joint venture arrangement. The company expects to make a decision regarding a license application for the Susquehanna site within the next few months.
In his new assignment, Shriver will continue to report to Spence.
While decisions are being made about the future executive management structure of PPL Generation, Spence will oversee the day-to-day operations of that company, which operates PPL’s 36 power plants in the eastern and western United States.
Shriver came to PPL in 1999 as general manager of the Susquehanna nuclear plant. He was named vice president of operations in 2000 and became the company’s chief nuclear officer in 2002. He has served as president of PPL Generation since 2004. He came to PPL from the Tennessee Valley Authority’s Browns Ferry nuclear plant in Alabama.
Prior to his work at TVA, he held a number of key nuclear management positions during a 16-year career at Virginia Power Co. Shriver is a veteran of the U.S. Navy, having worked as a nuclear power engineer.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania, the United Kingdom and Latin America.

#     #     #

Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.